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                                                                   Exhibit 99(g)

                         INVESTMENT MANAGEMENT AGREEMENT

      INVESTMENT MANAGEMENT AGREEMENT dated this day of January, 2005, between HATTERAS INVESTMENT PARTNERS LLC, a Delaware limited liability company (the "Investment Manager") and HATTERAS MASTER FUND, L.P. a Delaware limited partnership (the "Master Fund"). All terms not defined herein shall have the meanings ascribed to them in the Limited Partnership Agreement of the Master Fund (the "Master Partnership Agreement")

      WHEREAS, the Master Fund is registered with the Securities and Exchange Commission (the "SEC") as a closed-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act");

      WHEREAS, the Investment Manager is engaged principally in the business of rendering investment management services and is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended;

      WHEREAS, the Master Fund desires to retain the Investment Manager to render investment advisory services to the Master Fund in the manner and on the terms and conditions hereinafter set forth;

      WHEREAS, the Adviser is willing to render such services and/or engage others to render such services to the Master Fund; and

      WHEREAS, the Master Fund serves as the "master" portfolio for one or more "feeder" funds (each, a "Fund" and collectively, the "Feeder Funds") that invest all or substantially all of their assets in the Master Fund and that have the same investment objective and policies as the Master Fund.

      NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed by the parties as follows:

      NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

      1. Appointment of the Investment Manager. The Master Fund hereby appoints the Adviser to act as investment adviser and provide investment advisory services to the Master Fund, subject to the supervision of the Master Fund's board of directors (the "Board of Directors"), for the period and on the terms and conditions set forth in this Agreement. The Adviser accepts such appointment and agrees to render the services and to assume the obligations set forth in this Agreement commencing on its effective date for the compensation herein provided.

      2. Responsibilities of the Investment Manager.

            (a) Investment Program. The Investment Manager shall: (i) furnish continuously an investment program for the Master Fund; (ii) determine (subject to the

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      overall supervision and review of the Board of Directors) what investments shall be purchased, held, sold or exchanged by the Master Fund and what portion, if any, of the assets of the Master Fund shall be held uninvested; and (iii) make changes in the investments of the Master Fund. The Investment Manager also shall manage, supervise and conduct the other affairs and business of the Master Fund and matters incidental thereto, subject always to the control of the Board of Directors and to the provisions of the organizational documents of the Master Fund, the Registration Statement of the Master Fund and its securities, including the offering documents and Registration Statements of the funds listed on Exhibit A hereto (collectively, the "Feeder Funds"), and the 1940 Act, in each case as from time to time amended and in effect. Subject to the foregoing, with the consent of the holders of interests in the Feeder Funds, the Investment Manager shall have the authority to engage one or more sub-advisers in connection with the management of the Master Fund, which sub-advisers may be affiliates of the Investment Manager.

            (b) Authority of the Investment Manager. In connection with its obligations hereunder, the Investment Manager will have the authority for and in the name of the Master Fund:

                  (i) to invest and re-invest the Master Fund's assets
            (including determining the size, timing, price and counterparty of such transactions) primarily in interests in (A) private investment vehicles, including limited partnerships, limited liability companies and similar entities (the "Advisor Funds") managed by asset managers (the "Advisors"); (B) separate accounts managed by Advisors ("Accounts"), provided, however, that the advisory agreement with each such Advisor of an Account shall satisfy the requirements of the 1940 Act and shall have received the approval of the holders of interests in the Feeder Funds or an exemption from the requirements for such approval shall have been granted or be in effect; and (C) other instruments including liquid short-term investments not prohibited for investment by the offering documents, limited partnership agreements or articles of association of any of the Feeder Funds (together with the Advisor Funds, Accounts and the instruments described in this paragraph, the "Securities") and to pay the fees and costs associated with such Securities;

                  (ii) to be responsible for the selection of, monitoring of, and allocation of certain of the Master Fund's assets in the Securities;

                  (iii) directly or through the Advisor Funds or Accounts, to purchase, hold, sell, transfer, exchange, mortgage, pledge, hypothecate and otherwise act to acquire and dispose of and exercise all rights, powers, privileges, and other incidents of ownership or possession with respect to Securities held or owned by the Master Fund;

                  (iv) directly or through the Advisor Funds or Accounts, to acquire a long position or a short position with respect to any Securities and to make purchases or sales increasing, decreasing or liquidating such position or changing

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            from a long position to a short position or from a short position to a long position, without any limitation as to the frequency of the fluctuation in such position or as to the frequency of the changes in the nature of such positions;

                  (v) directly or through the Portfolio Funds or Accounts, to purchase Securities for investment and to make such representations to the seller of such Securities, and to other persons, that the Investment Manager may deem proper in such circumstances, including the representation that such Securities are purchased by the Fund for investment and not with a view to their sale or other disposition;

                  (vi) directly or through the Advisor Funds or Accounts, to vote and exercise all other rights in connection with Securities purchased on behalf of the Master Fund;

                  (vii) with the oral or written approval of the general partner of the Master Fund, to borrow or raise monies from time to time without limit as to amount or manner and time of repayment, and to issue, accept, endorse and execute promissory notes or other evidences of indebtedness, and to secure the payment of any such borrowings, and of the interest thereon, by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the properties of the Master Fund whether at the time owned or thereafter acquired;

                  (viii) to lend, with or without security, any of the
            Securities, funds or other properties which are from time to time owned or held by the Master Fund;

                  (ix) to engage personnel, whether part-time or full-time, and attorneys, administrators, consultants, independent accountants, sub-advisers, auditors or such other persons as the Investment Manager may deem necessary or advisable;

                  (x) to issue orders and directions to any bank, brokerage, or other financial institution at which the Master Fund maintains a general account with respect to the disposition and application of monies or Securities of the Master Fund from time to time held by such institution;

                  (xi) directly or through the Advisor Funds or Accounts, to open, maintain, conduct and close accounts, including margin and custodial accounts, with brokers, dealers, banks, counterparties and futures commission merchants, which power shall include the authority to issue all instructions and authorizations to brokers, dealers, banks, counterparties and futures commission merchants regarding the Securities and/or money therein; to pay, or authorize the payment and reimbursement of, commissions, markups or markdowns that may be in excess of the lowest rates available that are paid to brokers, dealers, banks, counterparties and futures commission merchants who execute transactions for the account of the Master Fund and who supply or pay for (or rebate to the Master Fund for payment of) the cost of brokerage or research services (such as custodial services, news and quotation equipment and publications) utilized by the Master

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            Fund, provided that the Master Fund does not pay a rate of commissions in excess of what is competitively available from comparable firms for comparable services, taking into account various factors, including commission rates, financial responsibility and strength of the broker and ability of the broker, dealer, bank, counterparty or futures commission merchant to efficiently execute transactions;

                  (xii) to combine purchase or sale orders on behalf of the
            Master Fund together with other accounts to whom the Investment Manager provides investment services or accounts of affiliates of the Investment Manager (the "Other Accounts") and allocate the Securities or other assets so purchased or sold among such accounts;

                  (xiii) to enter into any other contracts or agreements in
            connection with any of the foregoing activities, including contracts or agreements with Persons, firms or corporations with which a principal of the Investment Manager is affiliated;

                  (xiv) to do such other acts as are delegated to the Investment
            Manager by the Board or the general partner of the Master Fund; and

                  (xv) to do all things necessary and appurtenant to any of the foregoing.

      As to any matter not expressly provided for by this Agreement, the Investment Manager shall be in all cases fully protected in acting or in refraining from acting hereunder until it shall receive assurances to its reasonable satisfaction that it and its affiliates, members and employees shall be fully indemnified by the Master Fund to its satisfaction against any and all liability and expense that may be incurred by it by reason of taking, continuing to take or failing to take any such action.

            (c) Administrative Services. to render to the Master Fund management and administrative assistance in connection with the operation of the Master Fund that shall include: (i) compliance with all reasonable requests of the Master Fund for information, including information required in connection with the Master Fund's filings with the SEC, other federal and state regulatory organizations, and self-regulatory organizations, and (ii) such other services as the Investment Manager shall from time to time determine to be necessary or useful to the administration of the Master Fund.

            (d) Reports. The Investment Manager will submit such periodic reports to the Master Fund regarding the Investment Manager's activities hereunder as the Master Fund may reasonably request.

            (e) Books and Records. The Investment Manager will maintain or cause to be maintained for the Master Fund all books, records, reports and any other information required under the 1940 Act, to the extent that such books, records, reports and other information are not maintained or furnished by the custodian, transfer agent, administrator, sub-administrator or other agent of the Master Fund.

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      3. Reimbursement by the Fund. The Investment Manager may retain, in connection with its responsibilities hereunder, the services of others to assist in the investment advice to be given to the Master Fund. Payment for any such services shall be assumed by the Investment Manager, and the Master Fund shall not have any liability therefore; provided, however, that the Investment Manager may in its discretion, on behalf of the Master Fund, retain the services of independent third party professionals, legal advisers, accountants, consultants and other professionals in connection with the services provided by the Investment Manager pursuant to this Agreement.

      4. Expenses of the Fund. The Master Fund shall bear full responsibility for the following fees and expenses, although the Investment Manager may pay certain expenses of the Master Fund in its absolute discretion:

            (a) custodian and sub-custodian fees, if any, for its Securities;

            (b) administrator's fees and disbursements;

            (c) tax preparation and auditor's fees;

            (d) taxes other than those incurred in connection with facilities and services rendered by the Investment Manager at the Investment Manager's expense;

            (e) legal fees and disbursements;

            (f) auditing fees and disbursements;

            (g) organization and conduct of meetings of the limited partners and the preparation and distribution of all reports and other communications with limited partners;

            (h) calculation of the net asset value of the Master Fund and the capital account of each limited partner of the Master Fund, in a manner determined pursuant to the Master Partnership Agreement;

            (i) investment expenses (e.g., expenses which are directly related to the investment of the Master Fund's assets, including, but not limited to, brokerage commissions, interest expense and consulting and other professional fees relating to Securities, including management and performance-based fees and expenses of the Advisor Funds and Accounts); and

            (j) other operations and expenses not related to functions assumed by the Investment Manager hereunder.

      5. Expenses of the Investment Manager. Subject to Section 3 and Section 4 herein, the Investment Manager will render the services set forth in Section 2 of this Agreement at its own expense, including without limitation, the salaries of employees necessary for such services, the rent and utilities for the facilities provided, and other advisory and operating expenses, except as assumed by the Master Fund under this Agreement or the Master Partnership Agreement or

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provided for pursuant to the permitted use of soft dollar arrangements. The
Investment Manager may pay certain expenses of the Master Fund in its sole discretion.

      6. Fees.

            (a) Subject to the following Section 6(c), as compensation for its provision of the services hereunder, the Master Fund will pay to the Investment Manager (the "Management Fee") equal to 1.00% of the aggregate value of its net assets determined as of the first business day of each fiscal quarter. The Management Fee will be due and payable in advance within five business days after the beginning of each fiscal quarter. Notwithstanding the foregoing, any changes to the compensation to the Investment Manager set forth in any offering document of the Master Fund shall not be binding on the Investment Manager, unless agreed to in writing by the Investment Manager.

            (b) The Investment Manager, in its sole discretion, may vary, defer or waive, by rebate or otherwise, all or part of any fees payable under
      Section 6(a) in accordance with applicable law. Profits derived by the Investment Manager, including from such fees, may be used for any lawful purpose, including payments to any other person in the sole discretion of the Investment Manager.

            (c) If the Investment Manager shall serve hereunder for less than the whole of any quarter, the fee hereunder shall be prorated according to the proportion that such period bears to the full quarter and shall be payable within five business days after the end of the relevant quarter or the date of termination of this Agreement, as applicable. The value of the net assets of the Master Fund shall be determined pursuant to the applicable provisions of the Master Partnership Agreement, valuation procedures, and Registration Statement of the Master Fund, each as amended from time to time. If the determination of the net asset value of the Master Fund has been suspended for a period including the beginning of any quarter when the Investment Manager's compensation is payable pursuant to this paragraph, then the Investment Manager's compensation payable with respect to such quarter shall be computed on the basis of the value of the net assets of the Master Fund as last determined (whether during or prior to such quarter).

            (d) Each payment for services to the Investment Manager shall be accompanied by a report of the Master Fund, prepared either by the administrator hired by the Master Fund or by an independent certified public accountant or an attorney which shall show the amount properly payable to the Investment Manager under this Agreement, and the manner of computation thereof.

      7. Selection of Brokers. Except for investments made directly in Securities by the Investment Manager on behalf of the Master Fund, the Master Fund and the Investment Manager will have no direct control over the selection of brokers.

      In selecting brokers or dealers to execute transactions directly, the Investment Manager may not necessarily solicit competitive bids and may not have an obligation to seek the lowest available commission cost. It may not be the practice of the Investment Manager to negotiate "execution only" commission rates, and thus the Investment Manager may be deemed to be

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paying for research and other services provided by the broker which are included in the commission rate. Research furnished by brokers may include, but is not limited to, written information and analyses concerning specific securities, companies or sectors; market, financial and economic studies and forecasts; financial publications; statistic and pricing services, as well as discussions with research personnel, along with hardware, software, databases and other technical and telecommunication services and equipment (including updates, improvements and repairs of same) utilized in the investment management process. Research services obtained by the use of commissions arising from the Master Fund's direct portfolio transactions may be used by the Investment Manager in its other investment activities. To the extent the Investment Manager utilizes commissions to obtain items which would otherwise be an expense of the Investment Manager, such use of commissions in effect constitutes additional compensation to the Advisor. Section 28(e) of the Securities Exchange Act of 1934, as amended, permits the payment of a rate of commissions in excess of the amount another broker would have charged to obtain "research and execution" services, which may result in higher transaction costs than would otherwise be obtainable.

      8. Status of the Investment Manager. The Investment Manager shall for all purposes be an independent contractor and not an agent or employee of the Master Fund. The Investment Manager shall have no authority to act for, represent, bind or obligate the Fund except as provided herein.

      9. Exculpation; Indemnification. None of the Investment Manager or its affiliates, officers, principals, members, shareholders, directors, partners, employees, agents, members, affiliates or the legal representatives of any of them or managers, members or affiliates (each, an "Indemnified Person") shall be liable for any acts or omissions or any error of judgment or for any loss suffered by the Master Fund in connection with the subject matter of this Agreement, except for loss resulting from willful misfeasance, bad faith or gross negligence in the performance by such Indemnified Person of obligations and duties hereunder. To the fullest extent permitted by law, the Master Fund shall indemnify each Indemnified Person out of the assets of the Master Fund from and against any and all costs, losses, claims, damages, amounts paid in settlement, judgment or expense, liabilities, joint or several, including, without limitation, legal fees or other expenses reasonably incurred in the investigation or defense of any action, suit or proceeding (including civil, criminal, administrative or investigative proceedings) to which an Indemnified Person may be a party or otherwise be involved with or with which an Indemnified Person shall be threatened, resulting in any way from the performance or non-performance of their duties hereunder, except those resulting from the willful misfeasance, gross negligence or bad faith of such Indemnified Person. The Master Fund shall advance to or reimburse an Indemnified Person (to the extent that the Master Fund has available assets and need not borrow to do so) reasonable attorney's fees and other costs and expenses incurred in connection with defense of any action or proceeding arising out of such performance or non-performance. The Investment Manager agrees, and each other Indemnified Person will agree, that in the event it receives any such advance, it shall reimburse the Master Fund for such fees, costs and expenses to the extent that it shall be determined that it was not entitled to indemnification under this
Section 9. Notwithstanding the foregoing, nothing in this Section 9 shall be deemed to constitute a waiver of any rights the Master Fund may have under U.S. federal securities laws (which may impose liability, under certain circumstances, even on persons who act in good faith).

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      10. Services Not Exclusive. The services of the Investment Manager to the
Master Fund hereunder are not to be deemed exclusive, and the Investment Manager shall be free to render similar services to others so long as its services hereunder are not impaired thereby. In addition, the parties may enter into agreements pursuant to which the Investment Manager provides administrative or other non-investment advisory services to the Master Fund, and may be compensated for such other services.

      11. Conflicts of Interest. Whenever the Master Fund and one or more other accounts or investment companies managed or advised by the Investment Manager or an Advisor have available funds for investment, investments suitable and appropriate for each shall be allocated in accordance with procedures approved by the Board of Directors and believed by the Investment Manager or the Advisor to be equitable to each entity. Similarly, opportunities to sell Securities shall be allocated in accordance with procedures approved by the Board of Directors and believed by the Investment Manager or the Advisor to be equitable. The Master Fund recognizes that in some cases this procedure may adversely affect the size of the position that may be acquired or disposed of for the Master Fund. In addition, the Master Fund acknowledges that any member, director, officer, or persons employed by the Investment Manager, its affiliates, or an Advisor, who may also be a member, director, officer, or person employed by the Master Fund, to assist in the performance of the Investment Adviser's or the Advisor's duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Investment Manager or any affiliate of the Investment Manager or an Advisor to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

      12. Duration and Termination.

            (a) Duration. This Agreement shall become effective on the date first set forth above, such date being the date on which this Agreement has been executed following (1) the approval of the Board of Directors, including approval by a vote of a majority of the directors who are not "interested persons" (as defined in the 1940 Act) of the Investment Manager or the Master Fund, cast in person at a meeting called for the purpose of voting on such approval and (2) the approval by a vote of a majority of the outstanding voting securities of the Feeder Funds, voting as a single class (which shall be deemed given upon the approval of the holders of such securities of a Fund to cause such Fund to invest in assets in the Master Fund. Unless terminated as herein provided, this Agreement shall remain in full force and effect until the date which is two years after the effective date of this Agreement. Subsequent to such initial period of effectiveness, this Agreement shall continue in full force and effect, subject to Section 12(c), for successive one-year periods so long as such continuance is approved at least annually: (i) by either the Board of Directors or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Feeder Funds, voting as a single class; and (ii) in either event, by the vote of a majority of the directors of the Master Fund who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

            (b) Amendment. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party

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      against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement adversely affecting a Fund or the holders of interest therein shall be effective until approved by vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of such Feeder Funds, voting as a single class.

            (c) Termination. This Agreement may be terminated at any time, without payment of any penalty, by vote of the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Feeder Funds, voting as a single class, or by the Investment Manager, in each case on not more than sixty (60) days' nor less than thirty (30) days' prior written notice to the other party.

            (d) Automatic Termination. This Agreement shall automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).

      13. Use of Name. The Master Fund acknowledges that it adopted its name through the permission of the Investment Manager. The Investment Manager hereby consents to the non-exclusive use by the Master Fund of the name "Hatteras Master Fund, L.P." only so long as the Investment Manager serves as the Master Fund's Investment Manager. The Fund agrees to indemnify and hold harmless the Investment Manager and its affiliates from and against any and all costs, losses, claims, damages or liabilities, joint or several, including, without limitation, attorneys' fees and disbursements, which may arise out of the Master Fund's use or misuse of the name "Hatteras Master Fund, L.P." or out of any breach of or failure to comply with this Section 13. In addition, the Master Fund shall not approve or authorize the use or distribution in connection with the sale of its securities of any literature or advertisement in which the Investment Manger is named or referred to unless such literature or advertisement shall first be submitted to the Investment Manager for its approval with respect to matters concerning the Investment Manager.

      14. Governing Law. Notwithstanding the place where this Agreement may be executed by any of the parties thereto, the parties expressly agree that all terms and provisions hereof shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflicts of law principles.

      15. Notices. Any notice, consent or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or five days after mailed by certified mail, return receipt requested, as follows:

                       If to the Investment Manager:

                       Hatteras Investment Management LLC
                       8816 Six Forks Road
                       Suite 107
                       Raleigh, North Carolina 27615-2983
                       Phone: (919) 846-2324
                       Fax: (919) 846-3433

                       If to the Master Fund:

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                       Hatteras Master Fund, L.P.
                       c/o Hatteras Investment Partners LLC
                       8816 Six Forks Road
                       Suite 107
                       Raleigh, North Carolina 27615-2983
                       Phone: (919) 846-2324
                       Fax: (919) 846-3433

      16. Entire Agreement. This Agreement contains all of the terms agreed upon or made by the parties relating to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

      17. No Waivers. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

      18. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Master Fund, the Feeder Funds, the Investment Manager, each Indemnified Person and their respective successors and permitted assigns. Any person that is not a signatory to this Agreement but is nevertheless conferred any rights or benefits hereunder (e.g., officers and employees of the Investment Manager that are entitled to indemnification) shall be entitled to such rights and benefits as if such person were a signatory hereto, and the rights and benefits of such person hereunder may not be impaired without such person's express written consent. No party to this Agreement may assign or delegate, except to an affiliate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other party to this Agreement.

      19. Survival. The provisions of Sections 3, 4, 5, 6, 9 and 14 shall survive the termination of this Agreement.

      20. Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

      21. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, but all of which when taken together shall be deemed to be one and the same instrument.

                   [SIGNATURES APPEAR ON THE FOLLOWING PAGE.]

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         IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above.

                                     HATTERAS MASTER FUND, L.P.

                                     By: Hatteras Investment Management LLC, its
                                         General Partner

                                     By: _______________________________________
                                         Name:
                                         Title:

                                     HATTERAS INVESTMENT PARTNERS LLC

                                     By: _______________________________________
                                         Name:
                                         Title:

                                       11
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                                                                   Exhibit 99(g)

                                                                       EXHIBIT A

                              List of Feeder Funds

Hatteras Diversified Strategies Fund LP
Hatteras Diversified Strategies Offshore Fund LTD
Hatteras Multi-Strategy Fund I, L.P.
Hatteras Multi-Strategy Fund II, L.P.